Exhibit 99.1

Contacts:

Investor Relations: John Heller, 952-229-7427, ir@lifetimefitness.com

Media Relations: Jason Thunstrom, 952-229-7435, pr@lifetimefitness.com

FOR IMMEDIATE RELEASE

LIFE TIME FITNESS APPOINTS JEFFREY G. ZWIEFEL CHIEF OPERATING OFFICER

CHANHASSEN, Minn. (October 29, 2013) – Bahram Akradi, chairman, president and chief executive officer of Life Time Fitness, Inc. (NYSE: LTM), The Healthy Way of Life Company, today announced Jeffrey G. Zwiefel, 51, has been appointed to the position of chief operating officer. Zwiefel joined the Company in December 1998 as vice president of the Health Enhancement Division.

Zwiefel’s appointment follows his assumption of responsibility for all operational aspects of Life Time’s Healthy Way of Life destinations, along with oversight of several corporate business and services functions.

“Since joining our company, Jeff has served as a trusted business partner to me and our executive leadership team,” said Akradi. “He brings a disciplined and passionate approach to leadership and our organizational mission, along with a proven track record of delivering results in each of the areas he has held responsibility. Additionally, Jeff has played a critical role in the design and execution of our many programs and services designed to provide unparalleled member experiences.”

Zwiefel, who reports directly to Akradi, brings 24 years of comprehensive and diverse experience in the health, fitness and wellness industry. Following his initial role with the Company, Zwiefel was named vice president of Fitness, Training and New Program Development in January 2004, senior vice president of Life Time University in March 2005, executive vice president of Operations in June 2008 and chief of operations in October 2011. Zwiefel joined Life Time following more than nine years with NordicTrack, Inc. where he served as vice president, Product Development. He holds a M.S. in exercise physiology.

About Life Time Fitness, Inc.

As The Healthy Way of Life Company, Life Time Fitness (NYSE:LTM) helps organizations, communities and individuals achieve their total health objectives, athletic aspirations and fitness goals by engaging in their areas of interest — or discovering new passions — both inside and outside of Life Time’s distinctive and large sports, professional fitness, family recreation and spa destinations, most of which operate 24 hours a day, seven days a week. The Company’s Healthy Way of Life approach enables customers to achieve this by providing the best programs, people and places of uncompromising quality and value. As of October 29, 2013, the Company operated 107 centers under the LIFE TIME FITNESS® and LIFE TIME ATHLETIC® brands in the United States and Canada. Additional information about Life Time centers, programs and services is available at lifetimefitness.com.

# # #